[Filed on October 20, 1987]
[Secretary of State]
[State of Colorado]
                                 ARTICLES OF INCORPORATION

                                          of

                                  VALENCIA CAPITAL, INC.

The undersigned natural person, who is more than eighteen years of age, hereby establishes a corporation (the "Corporation") under the provisions of the Colorado Corporation Code (the "Code"), adopts these Articles of
Incorporation:

                                      ARTICLE 1

                                        Name

The corporate name of the Corporation shall be: VALENCIA CAPITAL, INC.

                                      ARTICLE 2
                              Registered Office and Agent

The address of the initial registered office of the Corporation is 420 S. Howes, Street, Suite 200, Fort Collins, Colorado 80521, and the name of its initial registered agent at such address is Kenneth C. Wolfe.

                                      ARTICLE 3

                                     Incorporator

The name and address of the INCORPORATOR of the Corporation is: Kenneth C. Wolfe at 420 S. Howes Street, Suite 200, Fort Collins, Colorado 80521.

                                       ARTICLE 4
                                 Purposes and Powers

Section 3.01. Purposes. The Corporation shall have and may exercise all of the rights, powers and privileges' now or- hereafter conferred upon corporations organized under the laws of Colorado. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its purposes. The Corporation may conduct part or all of

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its business in Colorado, other states of the United States or ,the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

Section 3.02. Powers. The Corporation, subject to any specific written limitations or restrictions imposed by the Code or by these Articles of Incorporation, shall have and exercise the following powers:

Clause (a) Statutory Powers. To have and exercise all the powers specified in the Code;

Clause (b) Enter into Profit Sharing Arrangements and Partnerships. To enter into any lawful arrangement for sharing profits, union of interest, reciprocal association, or cooperative association with any domestic corporation or foreign corporations, asscciatiods, partnerships, individuals,', or other entities, and to enter into general or limited partnerships;

Clause (c) Guaranties. To make any guaranty respecting stocks, dividends, securities, indebtedness, interest, contracts, or other obligations created by any domestic or foreign corporations, associations, partnerships, individuals, or other entities;

Clause (d) Construction of Powers. Each of the foregoing clauses of this section shall be construed as independent powers, and the matters expressed in each clause shall not, unless otherwise expressly provided, be limited by reference to, or inference from, the terms of any other clause. The enumeration of specific powers shall not be construed as limiting or restricting in any manner either the meaning of general terms used in any of these clauses, or -the scope of the general powers of the Corporation created by them; nor shall the expression of one thing in any of these clauses be deemed to exclude another not expressed, although it be of like nature.

Section 3.03. Carrying Out of Purposes and Exercise of Powers in Anv Jurisdiction. The Corporation may carry out its purposes and exercise its powers in any state, territory, district, or possession of the United States, or in any foreign countrv, to the extent that these purposes and powers are not forbidden by the law of the state, territory, district or possession of the United States, or by the foreign country; and it may limit the purpose or purposes that it proposes to carry out or the powers it proposes to exercise in any application to do business in any state, territory, district, or possession of the United States, or foreign country.

Section 3.04. Direction of Purposes and Exercise of Powers by Directors. The Board of Directors, subject to any specific written limitations or restrictions imposed by the Code or by these Articles of incorporation, shall direct the carrying out of the purposes and exercise the powers of the Corporation without previous authorization or subsequent approval by the shareholders of the Corporation.

Section 3.05. Limiting Provision. Nothing contained in this Article shall be construed to authorize the Corporation to engage in the business of banking or insurance.

                                  ARTICLE 4
                                   Capital

Section 4.01. Number. The aggregate number of shares that the Corporation shall have authority to issue is 100,000,000 shares of capital stock without par value.

Section 4.02. Right to Fix Consideration for Shares. The directors of the Corporation shall fix and determine the consideration to be received for shares of the Corporation.

The Board of Directors is authorized to impose anv restriction on the sale, pledge, transfer or other disposition of shares of the Corporation by the shareholders which, in "the Board of Directors" sole discretion, is necessary or desirable for the Corporation, including, but not limited to, those: restrictions necessary to enable the Corporation to comply with state or federal securities laws.

Section 4.03. Voting for Directors. Cumulative voting shall not be allowed in the election of directors of the Corporation.

Section 4.04. Shares Not to be Divided Into Classes. The shares of the Corporation are not to be divided, into classes.

Section 4.05. No shares Issued in Series. The Corporation is not authorized to issue shares in series.

                                    ARTICLE 5
                                Pre-emptive Right

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to 'purchase, subscribe for or otherwise acquire any such new or additional shares.

                                     ARTICLE 6
                           Provisions For Regulation of
                     The Internal Affairs of the Corporation

Section 6.01. Bylaws. The initial Bylaws shall be adopted by the Board of Directors. The power to alter, amend, or repeal the Bylaws cr to adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with the Code or these Articles of Incorporation.

Section 6.02. Transactions in Which Directors Have an Interest. Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or, more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of the director or directors at the meeting of the Board of Directors of the Corporation that acts upon, or in reference to, the contract or transaction, and notwithstanding his or their participation in the action if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification. This section shall not be construed to invalidate any contract or other transaction that would otherwise be valid under the common and statutory law applicable to it.

Section 6.03. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's, duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Colorado Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 6.04. Indemnification and Insurance.

Clause (a). Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in any official capacity as a director, officer, employee or agent; or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Code, as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the law permitted the Corporation, to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, representatives and administrators;

provided, however, that, except as provided in Clause (b) the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Code requires, the payment oil such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Clause (b). Right of Claimant to Bring Suit. If a claim under Clause (a) of this Section is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Code for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders), that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Clause (c) . Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right with any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Clause (d). Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expenses liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Code.

Section 6.05. Removal of Directors. At a special meeting of the shareholders called expressly for that purpose, directors may be removed. in the manner provided in this section. The entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. No director may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors. No director shall be entitled to receive notice of or a hearing with respect to his removal.

Section 6.06. Compensation of Directors. The Board of Directors is authorized to make provision for reasonable compensation to its members for their services as directors and to fix the basis and conditions upon which this compensation shall be paid. Any director may also serve the Corporation in any other capacity and receive compensation therefor in any form.

                                    ARTICLE 7
                             Data Respecting Directors

Section 7.01. Board of Directors. The Board of Directors shall not be required to be residents of the state of Colorado or shareholders of the Corporation.

Section 7.02. Name and Address. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders and until their successors have been elected and qualified, follows:

John C. Power
9012 S. 47th Place
Phoenix, Arizona 85044

Stephen G. Calandrella
7150 Campus Dr., Suite 215
Colorado Springs, CO 80918

Eric Ratinoff
Webb Canyon Road
Claremont, California 91711

 Section 7.03. Increase or Decrease of Directors. The number of directors shall be fixed in accordance with the bylaws.
The number of directors shall not be more than nine or less than the number required by the Colorado Corporation Code, as amended.
No shares may be issued and held of record by more shareholders than there are directors until there are at least three directors. Any shares issued in violation of this paragraph shall be null and void. This provision shall also constitute a restriction on the transfer of shares.

DATED the 19th day of October, 1987.


/s/ Kenneth C. Wolfe
Incorporator